UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of report (Date of earliest event reported) May 21, 2009

STAR GAS PARTNERS, L.P.

(Exact name of registrant as specified in its charter)

Delaware	001-14129	06-1437793
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2187 Atlantic Street, Stamford, CT	06902
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code (203) 328-7310

Not Applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement

First Amendment to Amended and Restated Unit Purchase Rights Agreement

Star Gas Partners, L.P., a Delaware limited partnership (the “Partnership,” “we,” “us” or “our”), has entered into a Second Amendment dated as of May 21, 2009 (the “Second Amendment”) to its Amended and Restated Unit Purchase Rights Agreement, dated as of July 20, 2006 (the “Rights Agreement”), between the Partnership and American Stock Transfer & Trust Company, as rights agent. The Rights Agreement was previously amended pursuant to a First Amendment dated as of June 7, 2007 (the “First Amendment”). The Rights Agreement, which was originally entered into as of April 17, 2001, provides, among other things, for the issuance to unitholders of rights to acquire additional Common Units upon the occurrence of certain events. Unless earlier terminated, the rights would expire on April 16, 2011.

The Second Amendment terminates the First Amendment which has the effect of amending the definition of “Acquiring Person” under the Rights Agreement to restore the acquisition threshold to 15% of the outstanding Common Units from 5%. The First Amendment had reduced the acquisition threshold to 5% in order to protect the Partnership’s Net Operating Loss Carryforwards (NOLs) for federal income tax purposes by discouraging any Person or group from acquiring more than 5% of the Partnership’s issued and outstanding Common Units. However, as discussed below, the Partnership believes that such protection is no longer required.

In general, under the amended Rights Agreement, as in effect prior to the First Amendment and following the Second Amendment, rights will separate from the Units and become exercisable on the tenth day (or such later date as may be determined by the General Partner) after a Person or group (a) acquires beneficial ownership of 15% or more of the Common Units or (b) announces a tender or exchange offer, the consummation of which would result in ownership by a Person or group of 15% or more of the Common Units. If a Person or group other than an Exempt Person obtains 15% or more of the Common Units (other than pursuant to a tender offer deemed adequate and in the best interests of the Partnership and its Unitholders by the General Partner (a “Permitted Offer”)), then each right (other than rights owned by an Acquiring Person or its Affiliates) will entitle the holder thereof to purchase, for the exercise price, a number of Common Units having a then current market value of twice the exercise price.

The description of the Amendment contained in this Form 8-K is qualified in its entirety to the text of the actual document that is filed as an exhibit hereto. The description of the Rights Agreement contained in this Form 8-K is qualified in its entirety by the text of the actual document that was filed as an exhibit to the Partnership’s Current Report on Form 8-K, filed with the SEC on July 21, 2006.

Preservation of Net Operating Loss Carryforwards

As of the calendar tax year ended December 31, 2008, Star/Petro, Inc., a wholly-owned subsidiary of the Partnership, had a federal net operating loss carryforward (“NOL”) of approximately $80 million, of which approximately $10.7 million is limited in accordance with

Federal income tax law as a result of prior transactions. The NOLs, which will expire between 2018 and 2024, are generally available to offset any future taxable income. In the event that the Partnership experiences an “ownership change” for federal income tax purposes under Internal Revenue Code Section 382 (“Section 382”), Star/Petro may be restricted annually in its ability to use its NOLs to reduce its federal taxable income.

In general, the Partnership would be deemed to have an “ownership change” under Section 382 if, immediately after any owner shift involving a 5% unitholder or any equity structure shift, the percentage of units of the Partnership owned by one or more 5% unitholder has increased by more than 50% over the lowest percentage of units of the Partnership (or any predecessor entity) owned by such unitholder at any time during the three-year testing period. However, as a result of the passage of time, the large acquisitions of units that took place in connection with the Partnership’s recapitalization in April 2006, will no longer be counted in calculating an ownership change, which eliminates the need for the lower Acquiring Person threshold.

Item 3.03	Material Modifications to Rights of Securityholders

The terms of the rights have been modified in connection with the adoption of the Amendment. A summary of the modifications is set forth above in Item 1.01, which is incorporated herein by this reference.

Item 9.01(d)	Exhibits

99.1	Second Amendment to Amended and Restated Unit Purchase Rights Agreement.

99.2	Press Release dated May 21, 2009.

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

STAR GAS PARTNERS, L.P.
	By:	Kestrel Heat, LLC (General Partner)

	By:	/s/ Richard Ambury
	Name:	Richard Ambury
	Title:	Chief Financial Officer

Date: May 21, 2009

Exhibit Index

99.1	Second Amendment to Amended and Restated Unit Purchase Rights Agreement.

99.2	Press Release dated May 21, 2009.